UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2013

Medley Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-35040 (Commission File Number)	27-4576073 (I.R.S. Employer Identification No.)

375 Park Avenue, 33rd Floor

New York, NY 10152

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Additional Commitment for Credit Facility

On January 23, 2013, Medley Capital Corporation (the “Company”) announced the closing of an additional $37.5 million of commitments to its Senior Secured Term Loan Credit Agreement (the "Term Loan Facility") and Senior Secured Revolving Credit Agreement (the "Revolving Credit Facility" and, collectively with the Term Loan Facility, as amended, the "Facilities"). Total commitments to the Facilities are $300 million, comprised of $200 million committed to the Revolving Credit Facility and $100 million committed to the Term Loan Facility. With these additional commitments, the Company has exercised the aggregate accordion feature permitting subsequent increases to the Facilities up to an aggregate maximum amount of $300 million.

In connection with the foregoing, the Company entered into Amendment No. 2 to its existing Term Loan Facility (the “Term Loan Agreement Amendment”) in order to effectuate the increased commitments thereunder. The Revolving Credit Agreement did not require an amendment.

The foregoing description of the Term Loan Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement Amendment, which is attached hereto as Exhibit 10.1.

The foregoing description of the Revolving Credit Facility and the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Facility and the Term Loan Facility, which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Form 8-K on December 13, 2012.

On January 23, 2013, the Company issued a press release regarding the matters described herein, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to the Senior Secured Term Loan Credit Agreement among the Company as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated January 23, 2013.

99.1	Press release, dated January 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2012	MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr. Title: Chief Financial Officer